CONTACT:	Bruce Zurlnick	Melissa Myron/Rachel Albert
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES EXECUTES STOCK PURCHASE AGREEMENT
TO ACQUIRE PRIVATE RETAIL JEWELRY CHAIN

New York, NY, November 8, 2006 — Finlay Enterprises, Inc. (NASDAQ: FNLY ), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today it has executed a stock purchase agreement for the acquisition of Congress Jewelers. Congress is a privately-owned regional chain of five jewelry stores located in Florida, with annual sales of approximately $23 million and a focus on the luxury market.

The stock purchase agreement is subject to various closing conditions and obtaining certain consents. There can be no assurances that these conditions will be satisfied, or that consummation of this transaction will occur.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, ‘‘Evaluating potential acquisition targets has remained a key strategic initiative as we continue to look for different ways to grow and diversify our business. Our success with Carlyle, which we acquired in May 2005, has given us valuable knowledge and confidence in operating and competing in the luxury jewelry market. We believe there are great opportunities within the Congress business and see it as very complementary to our existing operations.’’

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $990.1 million in fiscal 2005. The number of locations at the end of the third quarter of fiscal 2006 totaled 819, including 34 Carlyle & Co. specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission, and the ability to obtain the pending consents and closing conditions to the stock purchase agreement, consummate the proposed transaction and integrate the companies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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